EXHIBIT 99

Release:	On receipt, Oct. 25, 2012
Media contact:	Susan Houser, 515-248-2268, houser.susan@principal.com
Investor contact:	John Egan, 515-235-9500, egan.john@principal.com

Principal Financial Group, Inc. Announces Third Quarter 2012 Results

•	Third quarter 2012 operating earnings(1) were $134.8 million; $0.45 of earnings per diluted share.
•	As a result of our previously announced third quarter actuarial assumption review, operating earnings were negatively impacted by $90.7 million; $0.30 of earnings per diluted share.
•	Third quarter 2012 net income was $179.7 million; $0.60 of earnings per diluted share.
•	Third quarter 2012 record assets under management of $392.2 billion with total company net cash flows of $9.8 billion.

(Des Moines, Iowa) — Principal Financial Group, Inc. (NYSE: PFG) today announced results for third quarter 2012.  The company reported operating earnings of $134.8 million for third quarter 2012, compared to $193.2 million for third quarter 2011.  Third quarter operating earnings were negatively impacted by $90.7 million, or $0.30 per diluted share, as a result of the company’s previously announced third quarter actuarial assumption review.  Operating earnings per diluted share (EPS) were $0.45 for third quarter 2012, compared to $0.61 for third quarter 2011. The company reported net income available to common stockholders of $179.7 million, or $0.60 per diluted share for third quarter 2012, compared to $71.9 million, or $0.23 per diluted share for third quarter 2011. Operating revenues for third quarter 2012 were $2,638.6 million compared to $2,031.7 million for the same period last year.

“Business momentum continued to accelerate in the third quarter.  With strong sales, net cash flows and record assets under management, we feel well positioned going into 2013.  However, we continue to see macroeconomic headwinds, including foreign exchange and low interest rates, that will pressure financial performance in the near term,” said Larry D. Zimpleman, chairman, president and chief executive officer of Principal Financial Group, Inc.  “We are pleased with the continuing growth in earnings from our fee-based businesses, which gives us greater financial flexibility in this challenging time.  Our recent announcement of the intent to acquire AFP Cuprum in Chile adds meaningfully to our fee-based model, which will add to our growth and increase long-term value for shareholders.”

Added Terry Lillis, senior vice president and chief financial officer, “Our periodic actuarial assumption review negatively impacted third quarter operating earnings.  However, the impact is a non-cash charge and therefore has no impact on our capital deployment strategy.  Backing out this impact and foreign currency headwinds, third quarter total company operating earnings were up 8 percent over normalized third quarter 2011, reflecting strong execution and growth of the businesses.”

(1)  Use of non-GAAP financial measures is discussed in this release after segment results.

Key Highlights for the Third Quarter:

•                  Record assets under management (AUM) of $392.2 billion are up 22 percent compared to the year ago quarter.

•                  Strong Retirement and Investor Services sales in the third quarter, with $2.7 billion for Full Service Accumulation, $4.5 billion for Principal Funds and $447 million for Individual Annuities.

•                  Net cash flows of $1.6 billion for Full Service Accumulation and a record $2.5 billion for Principal Funds.

•                  Record unaffiliated AUM of $97.8 billion for Principal Global Investors, including unaffiliated net cash flows of $2.2 billion.

•                  Reported record net cash flows of $2.7 billion and record AUM of $66.2 billion for Principal International (excluding $9.7 billion of AUM in our asset management joint venture in China, which are not included in reported assets under management).

•                  Individual Life sales of $48 million, up 17 percent over third quarter 2011.

•                  Specialty Benefits premium and fee growth of 5 percent over third quarter 2011.

•                  Strong capital position with an estimated risk based capital ratio of 440 percent at quarter-end and $2.2 billion of excess capital.(2)

•                  Quarterly dividend of $0.21 per common share in the third quarter 2012 represents a 17 percent increase over the second quarter 2012 dividend.

•                  Repurchase of 2.7 million shares of common stock in the third quarter at an average price of $25.72, bringing the year-to-date total number of shares repurchased to 9.9 million.

•                  Book value per share, excluding AOCI(3) was $28.63, up 4 percent over third quarter 2011 and 2 percent sequentially.

Net Income

Net income available to common stockholders of $179.7 million for third quarter 2012 reflects net realized capital gains of $88.8 million, which includes:

•                  A net gain of $141.2 million as a result of Catalyst Health Solutions, Inc.’s merger into a subsidiary of SXC Health Solutions Corp. (SXC), and our subsequent sale of our interest in SXC (now known as Catamaran Corporation);

•                  $30.7 million net loss from the change in our GMWB embedded derivative primarily from the impact on fair value due to the reduction of our own credit spread during the quarter;

•                  $22.3 million of net losses related to sales and permanent impairments of fixed maturity securities, including:

1.               $17.9 million of losses on commercial mortgage backed securities, which is down 24 percent from $23.5 million loss in third quarter 2011.

Segment Results

Retirement and Investor Services

Segment operating earnings for third quarter 2012 were $137.5 million, compared to $129.6 million for the same period in 2011. Full Service Accumulation earnings were $71.7 million compared to $69.7 million in the year ago quarter, with growth in net revenues partially offset by a $3.4 million charge from the actuarial assumption review of deposits. Principal Funds earnings were $13.4 million compared to $12.5 million in third quarter 2011, also reflecting strong revenue growth. Individual Annuities earnings were $22.7 million compared to $17.5 million for third quarter 2011. Third quarter 2012 results reflect an $11.0 million charge from the actuarial assumption review of long-term interest rate assumptions. The year ago quarter results were negatively impacted by a $9.0 million DPAC amortization expense true up due to negative equity market returns. Bank and Trust Services operating earnings were

(2)  Excess capital includes cash at the holding company and capital at the life company above the amount needed to maintain a 350 percent NAIC risk based capital ratio for the life company.

(3)  Accumulated Other Comprehensive Income.

$8.8 million, compared to $9.2 million for third quarter 2011.  The guaranteed businesses, which consist of Investment Only and Full Service Payout, earned $20.9 million in the third quarter 2012 compared to $20.7 million in third quarter 2011.

Operating revenues for the third quarter 2012 were $1,570.7 million compared to $996.0 million for the same period in 2011 driven by higher sales in the Full Service Payout business.

Segment assets under management were $206.4 billion as of Sept. 30, 2012, compared to $168.6 billion as of Sept. 30, 2011, reflecting asset appreciation and strong net cash flows from Full Service Accumulation and Principal Funds.

Principal Global Investors

Segment operating earnings for third quarter 2012 were $20.6 million, compared to $19.1 million in the prior year quarter, primarily due to an increase in assets under management offset by additional investments to support growth.

Operating revenues for third quarter were $144.0 million, compared to $132.9 million for the same period in 2011.

Unaffiliated assets under management were a record $97.8 billion as of Sept. 30, 2012, compared to $77.7 billion as of Sept. 30, 2011, as a result of improved net cash flows and investment performance.

Principal International

Segment operating earnings were $29.5 million in third quarter 2012, compared to $35.3 million in the prior year quarter. Third quarter 2012 results were dampened by $11.5 million due to the actuarial assumption review of lapse rate assumptions in Mexico.  Combined net revenue growth was flat compared to the year ago quarter, though foreign currency headwinds continue to mask an underlying 18 percent growth.

Operating revenues were $203.8 million for third quarter 2012, compared to $220.1 million for the same period last year, down due to lower inflation in Chile and the strengthening of the U.S. dollar.

Segment assets under management were a record $66.2 billion as of Sept. 30, 2012, compared to $54.5 billion as of Sept. 30, 2011, despite currency headwinds.

U.S. Insurance Solutions

Segment operating losses for third quarter 2012 were $21.6 million, compared to operating earnings of $49.1 million for the same period in 2011. Individual Life losses were $37.9 million in the third quarter compared to earnings of $28.2 million in third quarter 2011 primarily reflecting a $62.9 million charge from the review of long-term interest rate assumptions and other model enhancements.

Specialty Benefits earnings were $16.3 million in third quarter 2012, down from $20.9 million in the same period a year ago primarily due to higher disability claims in the quarter due to normal volatility and a $1.9 million charge resulting from a 75 basis point reduction in the disability claims discount rate from the year ago quarter.

Segment operating revenues for third quarter 2012 were $766.5 million compared to $739.3 million for the same period a year ago.

Corporate

Operating losses for third quarter 2012 were $31.2 million compared to operating losses of $39.9 million in third quarter 2011. Third quarter 2011 had $12.0 million of lower variable investment income on excess capital at the holding company due to negative marks caused by widening of credit spreads.

Forward looking and cautionary statements

This press release contains forward-looking statements, including, without limitation, statements as to operating earnings, net income available to common stockholders, net cash flows, realized and unrealized gains and losses, capital and liquidity positions, sales and earnings trends, and management’s beliefs, expectations, goals and opinions. The company does not undertake to update these statements, which are based on a number of assumptions concerning future conditions that may ultimately prove to be inaccurate. Future events and their effects on the company may not be those anticipated, and actual results may differ materially from the results anticipated in these forward-looking statements. The risks, uncertainties and factors that could cause or contribute to such material differences are discussed in the company’s annual report on Form 10-K for the year ended Dec. 31, 2011, and in the company’s quarterly report on Form 10-Q for the quarter ended June 30, 2012, filed by the company with the Securities and Exchange Commission, as updated or supplemented from time to time in subsequent filings. These risks and uncertainties include, without limitation: adverse capital and credit market conditions may significantly affect the company’s ability to meet liquidity needs, access to capital and cost of capital; continued difficult conditions in the global capital markets and the economy generally; continued volatility or further declines in the equity markets; changes in interest rates or credit spreads; the company’s investment portfolio is subject to several risks that may diminish the value of its invested assets and the investment returns credited to customers; the company’s valuation of securities may include methodologies, estimations and assumptions that are subject to differing interpretations; the determination of the amount of allowances and impairments taken on the company’s investments requires estimations and assumptions that are subject to differing interpretations; gross unrealized losses may be realized or result in future impairments; competition from companies that may have greater financial resources, broader arrays of products, higher ratings and stronger financial performance; a downgrade in the company’s financial strength or credit ratings; inability to attract and retain sales representatives and develop new distribution sources; international business risks; the company’s actual experience could differ significantly from its pricing and reserving assumptions; the company’s ability to pay stockholder dividends and meet its obligations may be constrained by the limitations on dividends or distributions Iowa insurance laws impose on Principal Life; the pattern of amortizing the company’s DPAC and other actuarial balances on its universal life-type insurance contracts, participating life insurance policies and certain investment contracts may change; the company may need to fund deficiencies in its “Closed Block” assets that support participating ordinary life insurance policies that had a dividend scale in force at the time of Principal Life’s 1998 conversion into a stock life insurance company; the company’s reinsurers could default on their obligations or increase their rates; risks arising from the company’s ability to obtain regulatory approval and consummate the acquisition of A.F.P. Cuprum S.A. and from other acquisitions of businesses; changes in laws, regulations or accounting standards; a computer system failure or security breach could disrupt the company’s business, and damage its reputation; results of litigation and regulatory investigations; from time to time the company may become subject to tax audits, tax litigation or similar proceedings, and as a result it may owe additional taxes, interest and penalties in amounts that may be material; fluctuations in foreign currency exchange rates; and applicable laws and the company’s certificate of incorporation and by-laws may discourage takeovers and business combinations that some stockholders might consider in their best interests.

Use of Non-GAAP Financial Measures

The company uses a number of non-GAAP financial measures that management believes are useful to investors because they illustrate the performance of normal, ongoing operations, which is important in understanding and evaluating the company’s financial condition and results of operations.  They are not, however, a substitute for U.S. GAAP financial measures.  Therefore, the company has provided reconciliations of the non-GAAP measures to the most directly comparable U.S. GAAP measure at the end of the release.  The company adjusts U.S. GAAP measures for items not directly related to ongoing operations.  However, it is possible these adjusting items have occurred in the past and could recur in future reporting periods.  Management also uses non-GAAP measures for goal setting, as a basis for determining employee and senior management awards and compensation, and evaluating performance on a basis comparable to that used by investors and securities analysts.

Earnings Conference Call

On Friday, Oct. 26, 2012 at 10:00 a.m. (ET), Chairman, President and Chief Executive Officer Larry Zimpleman and Senior Vice President and Chief Financial Officer Terry Lillis will lead a discussion of results, asset quality and capital adequacy during a live conference call, which can be accessed as follows:

•                  Via live Internet webcast. Please go to www.principal.com/investor at least 10-15 minutes prior to the start of the call to register, and to download and install any necessary audio software.

•                  Via telephone by dialing 800-374-1609 (U.S. and Canadian callers) or 706-643-7701 (International callers) approximately 10 minutes prior to the start of the call. The access code is 29872826.

•                  Replay of the earnings call via telephone is available by dialing 855-859-2056 (U.S. and Canadian callers) or 404-537-3406 (International callers). The access code is 29872826. This replay will be available approximately two hours after the completion of the live earnings call through the end of day Nov. 2, 2012.

•                  Replay of the earnings call via webcast as well as a transcript of the call will be available after the call at: www.principal.com/investor.

The company’s financial supplement and additional investment portfolio detail for third quarter 2012 is currently available at www.principal.com/investor, and may be referred to during the call. Slides related to the call will be available at www.principal.com/investor approximately one-half hour prior to call start time.

About the Principal Financial Group

The Principal Financial Group® (The Principal ®)(4) is a global investment management leader offering retirement services, insurance solutions and asset management. The Principal offers businesses, individuals and institutional clients a wide range of financial products and services, including retirement, asset management and insurance through its diverse family of financial services companies. Founded in 1879 and a member of the FORTUNE 500®, the Principal Financial Group has $392.2 billion in assets under management(5) and serves some 18.3 million customers worldwide from offices in Asia, Australia, Europe, Latin America and the United States. Principal Financial Group, Inc. is traded on the New York Stock Exchange under the ticker symbol PFG. For more information, visit www.principal.com.

###

(4)  “The Principal Financial Group” and “The Principal” are registered service marks of Principal Financial Services, Inc., a member of the Principal Financial Group.

(5)  As of September 30, 2012.

Summary of Segment and Principal Financial Group, Inc. Results

	Operating Earnings (Loss)* in millions
	Three Months Ended,		Nine Months Ended,
Segment	09/30/12	09/30/11	09/30/12	09/30/11
Retirement and Investor Services	$137.5	$129.6	$422.8	$438.4
Principal Global Investors	20.6	19.1	55.0	56.5
Principal International	29.5	35.3	108.2	99.4
U.S. Insurance Solutions	(21.6)	49.1	78.8	151.5
Corporate	(31.2)	(39.9)	(100.7)	(103.8)
Operating Earnings	$134.8	$193.2	$564.1	$642.0
Net realized capital gains (losses), as adjusted	88.8	(56.8)	39.6	(88.2)
Other after-tax adjustments	(43.9)	(64.5)	(49.4)	(82.6)
Net income available to common stockholders	$179.7	$71.9	$554.3	$471.2

	Per Diluted Share
	Three Months Ended,		Nine Months Ended,
	09/30/12	09/30/11	09/30/12	09/30/11
Operating Earnings	$0.45	$0.61	$1.87	$2.00
Net realized capital gains (losses), as adjusted	0.30	(0.18)	0.13	(0.28)
Other after-tax adjustments	(0.15)	(0.20)	(0.16)	(0.25)
Net income available to common stockholders	$0.60	$0.23	$1.84	$1.47
Weighted-average diluted common shares outstanding	297.5	314.8	301.4	320.9

*Operating earnings versus U.S. GAAP (GAAP) net income available to common stockholders

Management uses operating earnings, which excludes the effect of net realized capital gains and losses, as adjusted, and other after-tax adjustments, for goal setting, as a basis for determining employee compensation, and evaluating performance on a basis comparable to that used by investors and securities analysts.  Segment operating earnings are determined by adjusting U.S. GAAP net income available to common stockholders for net realized capital gains and losses, as adjusted, and other after-tax adjustments the company believes are not indicative of overall operating trends.  Note: it is possible these adjusting items have occurred in the past and could recur in future reporting periods.  While these items may be significant components in understanding and assessing our consolidated financial performance, management believes the presentation of segment operating earnings enhances the understanding of results of operations by highlighting earnings attributable to the normal, ongoing operations of the company’s businesses.

Principal Financial Group, Inc.

Results of Operations

(in millions)

	Three Months Ended,		Nine Months Ended,
	09/30/12	09/30/11	09/30/12	09/30/11
Premiums and other considerations	$1,158.1	$583.0	$2,516.5	$1,750.4
Fees and other revenues	674.4	608.6	1,889.2	1,806.9
Net investment income	806.1	840.1	2,476.6	2,620.4
Total operating revenues	2,638.6	2,031.7	6,882.3	6,177.7

Benefits, claims and settlement expenses	1,651.9	1,034.2	3,973.3	3,143.1
Dividends to policyholders	49.7	52.2	149.5	158.7
Commissions	160.2	147.7	478.7	442.3
Capitalization of DPAC	(102.7)	(90.4)	(303.1)	(254.3)
Amortization of DPAC	112.7	94.2	56.5	185.4
Depreciation and amortization	28.5	15.8	70.3	52.3
Interest expense on corporate debt	31.2	30.0	92.8	92.2
Compensation and other	546.8	497.7	1,632.3	1,498.3
Total expenses	2,478.3	1,781.4	6,150.3	5,318.0

Operating earnings before tax, noncontrolling interest and preferred stock dividends	160.3	250.3	732.0	859.7
Less:
Income tax	13.9	48.1	136.1	186.8
Operating earnings attributable to noncontrolling interest	3.4	0.8	7.1	6.2
Preferred stock dividends	8.2	8.2	24.7	24.7
Operating earnings	$134.8	$193.2	$564.1	$642.0

Net realized capital gains (losses), as adjusted	88.8	(56.8)	39.6	(88.2)
Other after-tax adjustments	(43.9)	(64.5)	(49.4)	(82.6)
Net income available to common stockholders	$179.7	$71.9	$554.3	$471.2

Selected Balance Sheet Statistics

	Period Ended,
	09/30/12	12/31/11	09/30/11
Total assets (in billions)	$159.2	$147.4	$142.4
Total common equity (in millions)	$9,285.5	$8,475.9	$8,831.5
Total common equity excluding accumulated other comprehensive income (in millions)	$8,404.7	$8,217.9	$8,369.4
End of period common shares outstanding (in millions)	293.6	301.1	305.1
Book value per common share	$31.63	$28.15	$28.95
Book value per common share excluding accumulated other comprehensive income	$28.63	$27.29	$27.43

Principal Financial Group, Inc.

Reconciliation of Non-GAAP Financial Measures to U.S. GAAP

(in millions, except as indicated)

	Three Months Ended,		Nine Months Ended,
	09/30/12	09/30/11	09/30/12	09/30/11
Diluted Earnings Per Common Share:
Operating earnings	$0.45	$0.61	$1.87	$2.00
Net realized capital gains (losses)	0.30	(0.18)	0.13	(0.28)
Other after-tax adjustments	(0.15)	(0.20)	(0.16)	(0.25)
Net income available to common stockholders	$0.60	$0.23	$1.84	$1.47

Book Value Per Common Share Excluding Accumulated Other Comprehensive Income:
Book value per common share excluding accumulated other comprehensive income	$28.63	$27.43	$28.63	$27.43
Net unrealized capital gains	4.42	2.82	4.42	2.82
Foreign currency translation	(0.28)	(0.11)	(0.28)	(0.11)
Net unrecognized postretirement benefit obligations	(1.14)	(1.19)	(1.14)	(1.19)
Book value per common share including accumulated other comprehensive income	$31.63	$28.95	$31.63	$28.95

Operating Revenues:
RIS	$1,570.7	$996.0	$3,707.0	$3,058.1
PGI	144.0	132.9	423.2	394.5
PI	203.8	220.1	676.9	653.4
USIS	766.5	739.3	2,215.0	2,202.0
Corporate	(46.4)	(56.6)	(139.8)	(130.3)
Total operating revenues	2,638.6	2,031.7	6,882.3	6,177.7
Net realized capital gains (losses) and related adjustments	64.9	(55.8)	12.8	(119.2)
Exited group medical insurance business	1.2	117.7	24.1	553.4
Total GAAP revenues	$2,704.7	$2,093.6	$6,919.2	$6,611.9

Operating Earnings:
RIS	$137.5	$129.6	$422.8	$438.4
PGI	20.6	19.1	55.0	56.5
PI	29.5	35.3	108.2	99.4
USIS	(21.6)	49.1	78.8	151.5
Corporate	(31.2)	(39.9)	(100.7)	(103.8)
Total operating earnings	134.8	193.2	564.1	642.0
Net realized capital gains (losses) and related adjustments	88.8	(56.8)	39.6	(88.2)
Other after-tax adjustments	(43.9)	(64.5)	(49.4)	(82.6)
Net income available to common stockholders	$179.7	$71.9	$554.3	$471.2

Net Realized Capital Gains (Losses):
Net realized capital gains (losses), as adjusted	$88.8	$(56.8)	$39.6	$(88.2)
Certain derivative and hedging-related adjustments	22.7	25.4	68.4	73.2
Amortization of DPAC and sale inducement costs	(30.5)	43.8	(34.7)	37.5
Certain market value adjustments of embedded derivatives	—	(0.9)	1.4	(64.7)
Capital gains (losses) distributed	6.8	(9.7)	8.7	2.0
Tax impacts	(0.2)	(25.8)	(10.2)	(41.3)
Noncontrolling interest capital gains (losses)	—	(6.4)	8.2	30.4
Recognition of front-end fee revenues	0.1	(0.3)	—	(0.2)
Certain market value adjustments to fee revenues	—	—	—	0.1
Net realized capital gains (losses) associated with exited group medical business	—	—	(0.2)	0.2
GAAP net realized capital gains (losses)	$87.7	$(30.7)	$81.2	$(51.0)

Other After-Tax Adjustments:
Exited group medical insurance businesses	$(4.1)	$14.9	$(9.6)	$50.8
Court ruling regarding some uncertain tax positions	—	(68.9)	—	(68.9)
ELNY liquidation estimated obligation	—	(10.5)	—	(10.5)
Contribution to PFG Foundation	(39.8)	—	(39.8)	(19.5)
Assumption change within the Individual Life business	—	—	—	(34.5)
Total other after-tax adjustments	$(43.9)	$(64.5)	$(49.4)	$(82.6)